DELAWARE GROUP GOVERNMENT FUND

Registration No. 811-04304
FORM N-SAR
Semiannual Period Ended January 31, 2017

SUB-ITEM 77D: Policies with respect to security investments

On November 16, 2016, the Board of Trustees (the ?Board?) of Delaware Group Government Fund (the ?Registrant?) approved the repositioning of the Delaware Core Plus Bond Fund (the ?Fund?). In connection with this determination, the Fund?s name, portfolio management team, and investment objectives, strategies and policies changed and the Fund was repositioned as a strategic income fund. These portfolio management and strategy changes became effective on January 31, 2017. In addition and in connection with these changes, the Fund?s name was changed to Delaware Strategic Income Fund. This information is herein incorporated by reference to the Registrant?s prospectus and statement of additional information dated November 28, 2016, as filed with the Securities and Exchange Commission (SEC Accession No. 0001680289-16-000048).

SUB-ITEM 77Q1: Exhibits

Exhibit Reference

77.Q.1(e) Amendment No. 3 to Exhibit A of the Investment Management Agreement (January 4, 2010) between Delaware Group Government Fund and Delaware Management Company, a series of Delaware Management Business Trust, dated January 31, 2017, attached as Exhibit.
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